UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2017 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Indiana	47-4850538
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On April 7, 2017, the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”) approved, at the Company’s request, a plan for the Company to close 132 retail stores and the Company’s distribution centers. As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2017, hhgregg, Inc. (the “Company”), Gregg Appliances, Inc. and HHG Distributing, LLC (collectively, the “Debtors”) entered into a Consulting Agreement with a contractual joint venture between Tiger Capital Group, LLC and Great American Group, LLC to conduct the sale of the merchandise and furniture, fixtures and equipment located at the Company’s 132 retail stores and the Company’s distribution centers. The approval of each of this plan resulted from the Company’s decisions to take the necessary steps to liquidate the assets of the Company and its subsidiaries as a part of the Chapter 11 proceedings.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the plan to close the retail stores and distribution centers, both with respect to each major type of cost associated with the plan and with respect to the total cost of each plan, or estimate of the amount or range of amounts that will result in future cash expenditures.

Item 2.06	Material Impairments.

As disclosed in Item 2.05 above, the Bankruptcy Court approved, at the Company’s request, a plan for the Company to close all of its remaining retail stores and distribution centers. The plan will result in a material charge for impairment to certain of the Company’s long-lived assets with respect to those stores, including leasehold improvements and furniture, fixtures and equipment.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts of costs of the impairment charge or an estimate of the amount or range of amounts of the impairment charge that will result in future cash expenditures.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)     As set forth in Item 5.03 below, the Board of Directors of the Company (the “Board”) determined to reduce its size to three members as the Company takes the necessary steps to liquidate the assets of the Company and its subsidiaries as part of the Company’s reorganization proceedings under Chapter 11 of the United States Bankruptcy Code. As a result, on April 10, 2017, each Michael Andretti, Gregory M. Bettinelli, William P. Carmichael, Lawrence P. Castellani, Kenneth J. Kocher, John M. Roth, Peter M. Starrett and Kathleen C. Tierney resigned as a director of the Company effective as of that date. There was no disagreement between any of the individuals and the Company on any matter relating to the Company’s operations, policies or practices.

The Board appointed Robert J. Riesbeck, the Chief Executive Officer and President of the Company, to serve as a director on the Board until his resignation or removal. Benjamin D. Geiger and Catherine A. Langham will remain on the Board of Directors of the Company.

Mr. Geiger and Ms. Langham will serve on the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)     On April 10, 2017, the Company adopted an amendment to its bylaws (the “Bylaws”). The amendment revised Section 3.1(b) to decrease the size of the Company’s Board of Directors to a range of one to three directors.

The full text of the amendment to the Bylaws is attached as Exhibit 3.1 to this report.

Item 8.01	Other Events.

On April 7, 2017, the Company issued a press release announcing that the Bankruptcy Court approved the Company’s liquidation all of its assets as part of its Chapter 11 proceedings. The Company does not anticipate that any liquidation payments will be made to its equity holders.

The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits. The Company filed Current Reports on Form 8-K on March 7, 2017 and March 31, 2017 with respect to, among other disclosures, certain material contracts into which the Company has entered. As permitted by the rules and regulations of the SEC, the Company did not include any of such contracts as an exhibit to the respective Form 8-K filing. Accordingly, the contracts are being filed with the SEC as exhibits, as set forth below.

Exhibit No.	Description
3.1	First Amendment to hhgregg, Inc. Bylaws, as amended April 10, 2017.
10.1	Consulting Agreement, dated as of March 29, 2017, among Gregg Appliances, Inc., hhgregg, Inc. and a contractual joint venture between Tiger Capital Group, LLC and Great American Group, LLC.
10.2
Debtor-in-Possession Credit Agreement, dated as of March 6, 2017, among hhgregg, Inc. (the “Company”), Gregg Appliances, Inc., HHG Distributing, LLC (collectively, the “Debtors”), Wells Fargo Bank, National Association, as administrative and collateral agent, GACP Finance Co., LLC, as FILO agent.

99.1	Press release of hhgregg, Inc. dated April 7, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

hhgregg, Inc.

Date: April 12, 2017	By:	/s/ Kevin J. Kovacs
Kevin J. Kovacs
SVP, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
3.1	First Amendment to hhgregg, Inc. Bylaws, as amended April 10, 2017.
10.1	Consulting Agreement, dated as of March 29, 2017, among Gregg Appliances, Inc., hhgregg, Inc. and a contractual joint venture between Tiger Capital Group, LLC and Great American Group, LLC.
10.2
Debtor-in-Possession Credit Agreement, dated as of March 6, 2017, among hhgregg, Inc. (the “Company”), Gregg Appliances, Inc., HHG Distributing, LLC (collectively, the “Debtors”), Wells Fargo Bank, National Association, as administrative and collateral agent, GACP Finance Co., LLC, as FILO agent.

99.1	Press release of hhgregg, Inc. dated April 7, 2017.